U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
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     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Aapex Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

141 West Jackson Blvd., Suite 3602
Chicago, Illinois 60604

Telephone Number (including area code):  (312) 673-2111

Name and address of agent for service of process:

Terence P. Smith
The Declaration Group
555 North Lane, Suite 6160
Conshohocken, PA 19428

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[ X ] Yes     [   ] No

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Conshohocken and the state of Pennsylvania on the 11th day of September, 1998.

                                                 /s/ Roger A. Householder
                                                 Roger A. Householder
                                                 President

Attest:  /s/